EXHIBIT 99.1

Aimmune Therapeutics Announces Third Quarter 2016

Financial Results and Provides Corporate Update

BRISBANE, California, November 14, 2016 — Aimmune Therapeutics, Inc. (Nasdaq:AIMT), a biopharmaceutical company developing CODIT™ (Characterized Oral Desensitization ImmunoTherapy) treatments for life-threatening food allergies, today announced financial results for the third quarter of 2016. For the quarter and nine months ended September 30, 2016, net loss was $22.1 million and $55.7 million, respectively, compared to a net loss of $9.0 million and $19.8 million for the comparable periods in 2015. As of September 30, 2016, Aimmune had $159.3 million in cash, cash equivalents and investments compared to $199.8 million at December 31, 2015. Aimmune also recently announced a $145.0 million equity investment by Nestlé Health Science, which it expects to close in the fourth quarter.

“These are exciting times at Aimmune with the recently announced equity investment by Nestlé Health Science, completion of North American enrollment in the Phase 3 PALISADE trial of AR101, and progress on plans for RAMSES, a real-world experience trial of AR101,” said Aimmune CEO Stephen Dilly, M.B.B.S., Ph.D. “Our research and development expenses were significantly higher this quarter as a result of exceeding our enrollment target in PALISADE in North America and a lower patient dropout rate than initially projected. We expect to complete European enrollment in PALISADE by year-end, keeping us on track for top-line data in the fourth quarter of 2017. In addition, we look forward to initiating RAMSES in early 2017 and beginning our collaboration with Nestlé Health Science. Their investment will put us in a strong cash position of approximately $300 million and enable important additional pipeline advancement activities beyond AR101 for peanut allergy. We look forward to sharing additional details on our development plans and progress in the coming months.”

Corporate Highlights

Equity Investment by Nestlé Health Science. In November, Aimmune announced that Nestlé Health Science will make a $145.0 million equity investment in Aimmune. Aimmune and Nestlé Health Science also entered into a strategic collaboration agreement designed to enable the successful development and commercialization of innovative food allergy therapies. Aimmune will retain all current and future pipeline assets developed with the CODIT approach, including AR101. Nestlé Health Science will receive 7,552,084 newly issued shares of Aimmune’s common stock, corresponding to a 15 percent stake, after the completion of the transaction. Assuming the closing of the transaction, Aimmune will have approximately 49.9 million shares of common stock outstanding. The collaboration does not include any development milestones, product marketing rights or royalties.

Addition to the Aimmune Board of Directors. In connection with the Nestlé Health Science equity investment and collaboration, Aimmune announced that Nestlé Health Science Chief Executive Officer Greg Behar will join the Aimmune Board of Directors.

Independent Study Published Demonstrating Oral Immunotherapy Induces Sustained Unresponsiveness in Very Young Children. In August, Aimmune announced that the results of an independent academic clinical trial called DEVIL (Determining the Efficacy and Value of Immunotherapy on the Likelihood of Peanut Tolerance) were published in the Journal of Allergy and Clinical Immunology, demonstrating the ability of low-dose oral immunotherapy to induce sustained unresponsiveness in peanut-allergic children under three years of age. While the current focus of the AR101 development program is induction and maintenance of desensitization through continued treatment, the DEVIL findings suggest that early intervention with oral immunotherapy in newly diagnosed children under three years of age can lead to a very high rate of disease modification. Aimmune intends to build on the DEVIL observations by expanding its research with AR101 into younger children.

AR101 Development Highlights

Completed North American Enrollment in Phase 3 PALISADE TRIAL of AR101. In September, Aimmune announced completion of North American enrollment in PALISADE. The company exceeded its target of 350 patients randomized in the U.S. and Canada ahead of schedule and expects final enrollment to be between 425 and 450 patients in North America. PALISADE enrollment in Europe is ongoing and is expected to complete by the end of 2016. Accordingly, the company continues to expect that top-line data from PALISADE will be available in the fourth quarter of 2017, followed by regulatory submissions for marketing approval of AR101 in both the U.S. and Europe in 2018.

Announced Plans for RAMSES Real-World Experience Trial of AR101. In September, Aimmune announced plans to begin enrolling patients in the RAMSES (Real-World AR101 Market-Supporting Experience Study) trial in early 2017. RAMSES is a 2:1 randomized, double-blind, placebo-controlled trial, which will not require an oral food challenge for entry. Instead, patients will be selected based on stringent entry criteria, including a well-documented medical history of IgE-mediated reactions to peanut (including anaphylaxis), skin reactivity, and analyses of peanut-specific immunological markers. The study will monitor treatment-emergent adverse events during the initial six-month dosing period and thereafter.  Aimmune expects that the absence of an entry food challenge may further improve the tolerability profile of AR101 in early stages of dosing by removing exposure to high levels of peanut allergen that may otherwise prime the immune system prior to treatment.

AR101 Phase 2 Data Presentations

Today, Aimmune reported further insights on peanut-specific biomarkers and immune responses from its Phase 2 studies of AR101 in two oral presentations (Abstracts #O055 and #O056) at The 2016 Annual Scientific Meeting of the American College of Asthma, Allergy & Immunology (ACAAI). Data presented suggest that baseline levels of the biomarker peanut-specific IgE ≤ 100 kUA/L may predict up-dosing completion and treatment response to AR101. According to the published scientific literature, at least 80 to 90 percent of people with peanut allergy have peanut-specific IgE levels below this threshold. The company also reported that peanut-specific biomarkers continue to improve with long-term maintenance therapy on 300 mg of AR101 per day. Specifically, after 22 weeks of up-dosing and 26 weeks of maintenance therapy, peanut-specific IgE levels decreased from 35.8 kUA/L at baseline to 27.8 kUA/L, while peanut-specific IgG4 increased from 0.6 kUA/L to 10.6 kUA/L. The production of IgG4 antibodies and a decrease in both IgE antibody levels and in the ratio of antigen-specific IgE to IgG4 are immuno-regulatory changes that have been associated with successful immunotherapy in previously published studies.

Upcoming Investor Conferences

Aimmune management will present a company overview at the following investor conferences:

•	The 28th Annual Piper Jaffray Healthcare Conference on Tuesday, November 29, 2016, at 1:00 p.m. Eastern Time in New York City
•	The BMO Capital Markets “Prescriptions for Success” Healthcare Conference on Wednesday, December 14, 2016, at 2:40 p.m. Eastern Time in New York City

Aimmune Investor Symposium on December 1, 2016, in New York City

Aimmune will host an Investor Breakfast Symposium featuring leading experts in food allergy on Thursday, December 1, 2016, in New York City. The event is intended for investors and analysts. All other interested persons are invited to participate by joining the live webcast, which will be accessible on the company’s website www.aimmune.com in the Investor section under the Events page. An archive of the webcast will be available following the event.

Third Quarter and First Nine Months of 2016 Financial Results

For the quarter and nine months ended September 30, 2016, net loss was $22.1 million and $55.7 million, respectively, compared to a net loss of $9.0 million and $19.8 million for the comparable periods in 2015.

On a per share basis, net loss for the quarter and nine months ended September 30, 2016, was $0.53 and $1.33, respectively, compared to net loss per share of $0.36 and $1.73 for the comparable periods in 2015. The weighted average shares outstanding for the quarter and nine months ended September 30, 2016, were 42.0 million and 41.8 million shares, respectively, compared to 25.1 million and 11.4 million shares for the comparable periods in 2015. In November 2016, we agreed to sell 7,552,084 newly issued shares of our common stock to Nestlé Health Science. In August 2015, Aimmune completed its initial public offering (IPO), at which time its Series A and Series B preferred stock was converted to common stock.

Research and development expenses for the quarter and nine months ended September 30, 2016, were $15.9 million and $37.7 million, respectively, compared to $3.9 million and $9.1 million for the comparable periods in 2015. The increases in both periods were primarily due to increased clinical trial and contract manufacturing costs and additional personnel-related costs, which include stock-based compensation expense, to support the pivotal Phase 3 trial of AR101.

General and administrative expenses for the quarter and nine months ended September 30, 2016, were $6.4 million and $18.5 million, respectively, compared to $5.2 million and $10.8 million for the comparable periods in 2015. The increases in both periods were primarily due to additional personnel-related costs, including stock-based compensation expense, to support the company’s growth.

Cash, cash equivalents and investments totaled $159.3 million at September 30, 2016, compared to $199.8 million at December 31, 2015. Total cash, cash equivalents and investments at September 30, 2016, decreased primarily as a result of cash used in operations.

2016 Financial Guidance

As a result of exceeding target enrollment in North America and a lower dropout rate than projected in PALISADE, as well as higher non-cash stock based compensation expense, Aimmune is updating its 2016 financial guidance as follows:

Year Ending December 31, 2016
GAAP Research and development expenses(1)	$50 million – $55 million
GAAP General and administrative expenses(1)	$25 million – $30 million
Capital expenditures	Approximately $10 million

(1) Includes stock-based compensation expenses of:
Research and development	$5 million – $6 million
General and administrative	$6 million – $7 million

About Aimmune Therapeutics

Aimmune Therapeutics, Inc., is a clinical-stage biopharmaceutical company developing treatments for life-threatening food allergies. The company’s Characterized Oral Desensitization ImmunoTherapy (CODIT™) approach is intended to achieve meaningful levels of protection by desensitizing patients with defined, precise amounts of key allergens. Aimmune’s first investigational product using CODIT™, AR101 for the treatment of peanut allergy, has received the FDA’s Breakthrough Therapy Designation for the desensitization of peanut-allergic patients 4-17 years of age and is currently being evaluated in Phase 3 clinical trials in ages 4-55. AR101 is a characterized, regulated, oral biological drug product containing the protein profile found in peanuts. For more information, please see www.aimmune.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: Aimmune’s expectations for its Phase 3 PALISADE trial of AR101, including its expected size and the timing of enrollment and completion of the trial; Aimmune’s expectations regarding the timing of regulatory submissions for marketing approval of AR101; Aimmune’s expectations regarding the potential benefits of AR101; Aimmune’s expectations regarding the timing of the closing of the equity investment with Nestlé

Health Science, including the timing thereof; Aimmune’s expectations regarding its additional pipeline activities as a result of the $145.0 million equity investment; Aimmune’s financial guidance for 2016; and Aimmune’s expectations regarding potential applications of the CODIT™ system. Risks and uncertainties that contribute to the uncertain nature of the forward-looking statements include: the expectation that Aimmune will need additional funds to finance its operations; the company’s ability to initiate and/or complete clinical trials; the unpredictability of the regulatory process; the possibility that Aimmune’s clinical trials will not be successful; Aimmune’s dependence on the success of AR101; the company’s reliance on third parties for the manufacture of the company’s product candidates; possible regulatory developments in the United States and foreign countries; the company’s ability to satisfy the closing conditions for consummation of the equity investment with Nestlé Health Science; and the company’s ability to attract and retain senior management personnel.  These and other risks and uncertainties are described more fully in Aimmune's most recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended 2015 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, which is expected to be filed on or about the date of this release. All forward-looking statements contained in this press release speak only as of the date on which they were made. Aimmune undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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AIMMUNE THERAPEUTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2016 (unaudited)	2015 (1)
Assets
Cash and cash equivalents	$76,911	$76,677
Short-term investments	73,332	115,158
Prepaid expenses and other current assets	2,338	5,622
Total current assets	152,581	197,457
Long-term investments	9,012	7,992
Property and equipment, net	9,034	2,702
Prepaid expenses and other assets	3,100	4,210
Total assets	$173,727	$212,361

Liabilities and Stockholders’ Equity
Current liabilities	$11,847	$5,098
Other liabilities	1,381	1,012
Total liabilities	13,228	6,110
Stockholders’ equity	160,499	206,251
Total liabilities and stockholders’ equity	$173,727	$212,361

(1) Derived from the audited financial statements, included in the Company's Annual Report on Form 10-K for the year ended December 31, 2015.

AIMMUNE THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Operating Expenses
Research and development(1)	$15,888	$3,850	$37,684	$9,050
General and administrative(1)	6,353	5,174	18,542	10,792
Total operating expenses	22,241	9,024	56,226	19,842
Loss from operations	(22,241)	(9,024)	(56,226)	(19,842)
Interest income, net	155	33	478	34
Net loss	$(22,086)	$(8,991)	$(55,748)	$(19,808)

Net loss per common share, basic and diluted	$(0.53)	$(0.36)	$(1.33)	$(1.73)
Shares used in computing net loss per common share, basic and diluted	41,997	25,149	41,831	11,447

(1) Includes stock-based compensation expenses of:
	Quarter Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Research and development	$1,493	$300	$3,710	$396
General and administrative	1,995	1,462	5,383	2,355
Total stock-based compensation expenses	$3,488	$1,762	$9,093	$2,751

Contacts:

Investors

Laura Hansen, Ph.D.

(650) 396-3814

lhansen@aimmune.com

Media

Stephanie Yao

(650) 351-6479

syao@aimmune.com